Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

August 29, 2016

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood Co. 80112

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-193096) (as amended or supplemented, the “Registration Statement”) filed on December 26, 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 22, 2014. Reference is made to our opinion letter dated December 26, 2013 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated August 29, 2016, and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 5,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”) and (ii) warrants (the “Warrants”) to purchase up to 5,000,000 shares of Common Stock (the “Warrant Shares”) covered by the Registration Statement. The Shares are being sold to the purchases named in, and pursuant to, an stock purchase agreement among the Company and such purchasers (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement, will be valid and binding obligations of the Company.

Ampio Pharmaceuticals, Inc.

August 29, 2016

3.	Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed in numbered opinion paragraph 3 above is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Proctor LLP
GOODWIN PROCTER LLP